Exhibit (k)(3)

EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

This Expense Limitation and Reimbursement Agreement (the “Agreement”) is made this 30th day of September, 2025, by and between DIAMETER DYNAMIC CREDIT FUND, a Delaware statutory trust (the “Fund”), and DIAMETER DCF ADVISOR LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund is a newly organized, non-diversified, closed-end management investment company that will operate as an “interval fund” under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Fund has retained the Adviser to furnish investment advisory services to the Fund on the terms and conditions set forth in the investment advisory agreement, dated September 30, 2025, entered between the Fund and the Adviser, as may be amended or restated (the “Investment Advisory Agreement”);

WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of the Fund that the Adviser may elect to waive and/or reimburse a portion of the Fund’s expenses from time to time, which the Adviser may recoup at a later date if certain conditions are met.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Expense Limitation

(a) The Adviser agrees with the Fund to waive the Management Fee (as defined in the Investment Advisory Agreement) and/or to assume or reimburse expenses of the Fund (a “Waiver”) if required to ensure the total annual expenses of the Fund (excluding the investment management fee; any taxes; fees and interest payments on borrowed funds; shareholder servicing and distribution fees; brokerage and distribution costs and expenses; acquired fund fees and expenses (as determined in accordance with SEC Form N-2); expenses incurred in connection with any merger or reorganization; and extraordinary or non-routine expenses, such as litigation expenses) (the “Specified Expenses”) do not exceed 0.75% and 0.75% of the average daily net assets of Class A Shares and Class I Shares, respectively (the “Expense Limit”).

2.	Recoupment

(a) For a period not to exceed three (3) years from the date on which a Waiver is made, if the estimated annualized Specified Expenses as of a given month are less than the Expense Limit, the Adviser may recoup amounts waived or assumed during the previous thirty-six months, provided the Adviser is able to effect such recoupment and the Fund will remain in compliance with the Expense Limit in place at the time of the Waiver and the current Expense Limit, if any, at the time of the recoupment. To the extent that such recoupment is due, the Fund shall effect such payment as promptly as possible. To the extent that the full amount of such waived amount or expense assumed cannot be recouped as provided in the previous sentence within such applicable three-year period, such recoupment right shall be extinguished.

(b) If this Agreement is terminated by the Fund, the Fund agrees to pay to the Adviser any amounts payable pursuant to Section 2(a) of this Agreement that have not been previously paid and, subject to the Investment Company Act, such payment will be made to the Adviser not later than (3) three years from the date on which a Waiver was made by the Adviser (regardless of the date of termination of this Agreement), so long as the Adviser is able to effect such recoupment and the Fund will remain in compliance with the Expense Limit as if such Expense Limit was still in effect. If this Agreement is terminated by the Adviser, the Fund agrees to pay to the Adviser any amounts payable pursuant to Section 2(a) of this Agreement that have not been previously paid and, subject to the Investment Company Act, such payment will be made to the Adviser not later than thirty (30) days after the termination of this Agreement, so long as the Adviser is able to effect such recoupment and remain in compliance with the Expense Limit as if such Expense Limit was still in effect.

3.	Termination and Survival

(a) Unless earlier terminated by the Board of Trustees of the Fund (the “Board”), this Agreement shall become effective as of the date of this Agreement and will have an initial term ending two (2) years from the date of commencement of the Fund’s operations, and during such initial term this Agreement may not be terminated by the Adviser. This Agreement may be renewed at the Adviser’s discretion for consecutive twelve-month terms thereafter, and the Agreement may not be terminated by the Adviser other than as provided in Section 3(b) of this Agreement.

(b) Subject to Section 3(a) of this Agreement, this Agreement may be terminated, without the payment of any penalty, by the Fund at any time, with or without notice, or by the Adviser upon thirty days’ written notice prior to the end of the then-current term.

(c) This Agreement shall automatically terminate in the event of (i) the termination by the Fund of the Investment Advisory Agreement; or (ii) the Board makes a determination to dissolve or liquidate the Fund.

(d) Sections 2, 3 and 4 of this Agreement shall survive any termination of this Agreement.

4.	Miscellaneous

(a) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b) This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

(c) Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Fund is a registered investment company under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the Investment Company Act, the latter shall control. Further, nothing in this Agreement shall be deemed to require the Fund to take any action contrary to the Fund’s Amended and Restated Agreement and Declaration of Trust or By-Laws, as each may be amended or restated, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund.

(d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e) The Fund shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Adviser.

(f) This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. For the avoidance of doubt, a person’s execution and delivery of this Agreement by electronic signature and electronic transmission (jointly, an “Electronic Signature”), including via DocuSign or other similar method, shall constitute the execution and delivery of a counterpart of this Agreement by or on behalf of such party and shall bind such party to the terms of this Agreement. Any party executing and delivering this Agreement by an Electronic Signature further agrees to take any and all reasonable additional actions, if any, evidencing its intent to be bound by the terms of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

DIAMETER DYNAMIC CREDIT FUND

By:	/s/ Michael Cohn
Name:	Michael Cohn
Title:	General Counsel

DIAMETER DCF ADVISOR LLC By: Diameter Capital Partners LP, its sole managing member

By:	/s/ Michael Cohn
Name:	Michael Cohn
Title:	General Counsel and Chief Compliance Officer

[Signature Page to Expense Limitation and Reimbursement Agreement]